Exhibit (n)(3)
POWER OF ATTORNEY

The undersigned officers and/or directors of Prospect Floating Rate and Alternative Income Fund, Inc., a corporation formed under the laws of the State of Maryland (the “Company”), do hereby constitute and appoint M. Grier Eliasek and Kristin Van Dask, and each of them, his or her true and lawful attorneys and agents, each with full power and authority (acting separately and without the other) to execute in the name and on behalf of the undersigned as such officers and/or directors, a Registration Statement on Form N-2 of the Company, including any pre-effective amendments and/or any post-effective amendments thereto and any subsequent Registration Statement of the Company pursuant to Rule 486 of the Securities Act of 1933, as amended (the “1933 Act”), and any other filings in connection therewith, and to file the same under the 1933 Act or the Investment Company Act of 1940, as amended, or otherwise, with respect to the registration of the Company or the registration or offering of the Company’s securities; granting to such attorneys and agents and each of them, full power of substitution and revocation in the premises; and ratifying and confirming all that such attorneys and agents, or any of them, may do or cause to be done by virtue of these presents.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of this 29th day of August, 2023.

/s/ Andrew C. Cooper
Andrew C. Cooper Director
/s/ Eugene S. Stark
Eugene S. Stark Director
/s/ William J. Gremp
William J. Gremp Director
/s/ Kristin Van Dask
Kristin Van Dask Chief Financial Officer and Chief Compliance Officer
/s/ M. Grier Eliasek
M. Grier Eliasek Director, Chairman of the Board of Directors and Chief Executive Officer